EXHIBIT 99.1

[LOGO OF MELLON]

News Release
Contact:	Mellon	Eagle Investment Systems	Corporate Affairs
	Ron Sommer	Laura Norwood	One Mellon Center
	(412) 236-0082	(617) 219-0198	Pittsburgh, PA 15258-0001
	sommer.rw@mellon.com	lnorwood@eagleinvsys.com

FOR IMMEDIATE RELEASE

MELLON TO ACQUIRE EAGLE INVESTMENT SYSTEMS

—Acquisition of premier developer of Web-based investment management technology solutions significantly enhances portfolio of services available from Mellon Global Securities Services—

PITTSBURGH, Sept. 5-Mellon Financial Corporation and Eagle Investment Systems Corp. today announced a definitive agreement under which Mellon will acquire Eagle, a privately held developer of Web-based investment management software solutions that will significantly enhance the range and technological sophistication of investment support services available from Mellon Global Securities Services (GSS).

                "As a premier provider of custody and investment support services, GSS is an important part of our strategic focus on our asset servicing and asset management businesses," said Mellon chairman and chief executive officer Martin G. McGuinn. "Eagle's capabilities will expand and enhance the capabilities GSS provides in the rapidly growing investment operations outsourcing marketplace, allowing us to strengthen our existing client relationships and pursue substantial growth opportunities."

                Mellon will acquire Eagle with a combination of Mellon's common stock and cash at the election of Eagle's shareholders. Mellon has authorized the repurchase of up to a comparable number of shares of Mellon common stock. Other terms of the agreement were not disclosed. The transaction is expected to close during the fourth quarter of this year.

                "Eagle's principal products - Eagle STARTM , a Web-based global investment accounting system, and Eagle PACETM , a Web-based investment data hub and portfolio management system - provide an ideal investment administration platform, particularly in a T+1, straight-through-processing environment," said Jim Palermo, president of Mellon GSS. "With their emphasis on accessible, immediate and detailed account and market information, Eagle's capabilities will add an exciting new dimension to the capabilities that have made GSS an industry leader, allowing us to provide a complete spectrum of capabilities, from the direct licensing of state-of-the-art software to full-service outsourcing solutions."

-more-

Mellon to Acquire Eagle
Sept. 5, 2001

                "We look forward to operating as part of a world-class provider of custody and investment operations support services, and firmly believe that by affiliating with an organization with Mellon's experience, capabilities, market presence and global reach, we can accelerate the achievement of our strategic vision," said Eagle chief executive officer Jack Riley. "Fully integrating the capabilities of Eagle and Mellon GSS and adapting these capabilities to the client bases of both companies will help maximize the potential of this acquisition. We also see tremendous opportunities in terms of an expanded relationship with Russell/Mellon Analytical Services that will allow us to deliver additional benefits in the form of technical and business solutions to clients and prospects."

                Founded in 1989, Eagle currently employs more than 200 software engineers, business analysts and sales and marketing professionals, and supplies Web-based investment management software solutions to a number of major U.S. money managers, plan sponsors, banks, corporate trusts, hedge funds and mutual funds. Recipient of Warburg Pincus investments in 1999 and 2001, Eagle has experienced significant growth in recent years, with a current annual revenue run rate of $60 million.

                Operating as a separate unit within Mellon GSS, Eagle will continue to conduct its primary business of licensing software and providing related professional implementation and product maintenance services from its development headquarters in Newton, Mass. Eagle also has corporate offices in West Hartford, Conn., and product implementation locations in New York, San Francisco, and London. A description of the company and its products is available online at www.eagleinvsys.com.

                Mellon GSS, a unit of Mellon Financial Corporation, is a leading provider of custody and investment support services worldwide. The group is part of Mellon's global investment services business segment, which accounts for about 40 percent of Mellon's total core business sector revenue. More information on Mellon Global Securities Services is available at www.workbench.mellon.com. The operations of Mellon and Eagle are highly complementary, comprising an end-to-end continuum of investment management support services.

                Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of asset management, trust, custody, benefits consulting and administration, and shareholder services, and offers a comprehensive array of financial services for affluent individuals, institutions and corporations. Mellon has more than $2.8 trillion in assets under management, administration or custody, including more than $585 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Investment Management Limited (U.K.).

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